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                                                                Exhibit 99.1



                       COCENSYS AND NOVARTIS END COLLABORATION
                          ON DEVELOPMENT OF STROKE COMPOUND

                        COCENSYS TO SEEK NEW CORPORATE PARTNER


IRVINE, California/PR Newswire/April 29, 1997 - CoCensys, Inc. (Nasdaq:
COCN), a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of neurological and psychiatric disorders, and Novartis Pharma A.G. (formerly Ciba and Sandoz) announced today that Novartis has decided not to participate further in the development of ACEA 1021, CoCensys' compound for the treatment of stroke and traumatic brain injury. ACEA 1021 had been licensed to Ciba. The decision was influenced by preliminary results from a recently completed Phase I safety trial.

ACEA 1021, an antagonist of the glycine site of the NMDA receptor, has been studied in a series of Phase I clinical trials. The drug has been given to 82 healthy volunteers and 60 stroke patients by short intravenous infusion and by infusion for up to 24 hours. There has been no evidence in any of the trials of the dose-limiting CNS side effects, such as hallucinations, delirium, agitation and cardiovascular effects, that have been reported with some other experimental drugs for these indications. However, preliminary results from the most recent trial showed crystals of ACEA 1021 in the urine of some of the subjects. This is a potentially dose-limiting effect that CoCensys will continue to evaluate.

F. Richard Nichol, Ph.D., CoCensys President and Chief Executive Officer, said, "Based on published information on other compounds with similar characteristics, we believe there may be ways to limit such side effects." More specifically, Dr. Nichol said the company is exploring the co-administration of probenecid, an approved, commercially available drug that blocks the secretion of weak acids, such as ACEA 1021, through the kidneys. Probenecid is successfully used in conjunction with other drugs already. And because it may prevent the excretion of the drug by the kidneys, ACEA 1021's primary route of elimination, probenecid may have the added benefit of reducing the required dose of ACEA 1021.

"We have begun preclinical tests using probenecid and ACEA 1021 together. These tests are anticipated to help us determine an appropriate dosing regimen for use in future clinical trials," said Joann L. Data, M.D., Ph.D., CoCensys' Senior Vice President of Clinical Development and Regulatory Affairs.

Despite Novartis' decision not to participate further in trials on ACEA 1021, William Jenkins, Novartis' head of world wide clinical development and regulatory affairs commented "Novartis values its relationship with CoCensys, which has been successful on many levels, and we look forward to the possibility of future cooperation with the company."


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Dr. Nichol concurred: "CoCensys has enjoyed a good relationship with Novartis through this project, and we do appreciate their position. At this time, we are committed to further investigate this compound and to develop it subject to obtaining a new corporate partner for the program. We also see this change in corporate relationship as an opportunity to establish a new development agreement under financial terms that are more favorable to the company." He noted that CoCensys does not anticipate initiating Phase II trials until a new corporate collaboration has been established and that ACEA 1021 remains an important compound to be developed in the United States, where approximately 500,000 strokes occur each year. Under the terms of the Novartis agreement, Novartis and CoCensys were each paying half of the U.S. development costs for ACEA 1021. CoCensys regains all rights to the drug and, in exchange, will reimburse Novartis only from future sales of ACEA 1021.

The forward-looking statements contained above involve a high degree of technological, regulatory and competitive risks and uncertainties inherent to early stage biopharmaceutical companies. Actual results may differ due to a number of factors, including the uncertainties of preclinical and clinical testing and others that are more fully discussed in the company's most recent Form 10-K.

CoCensys is a biopharmaceutical company that discovers, develops and markets products to treat neurological and psychiatric disorders. The company's product development programs focus on three, proprietary technology platforms: GABA(A) receptor enhancers or Epalons, to treat epilepsy, migraine, anxiety and insomnia; glutamate antagonists to treat stroke, head trauma, epilepsy and Parkinson's disease; and ICE-like protease inhibitors for the treatment of neurodegenerative diseases that involve apoptosis or programmed cell death. CoCensys has research and development agreements with Warner-Lambert and G.D. Searle and Co. Through its co-promotion alliances, CoCensys' Pharmaceutical Sales and Marketing Division markets Warner-Lambert's Parke-Davis Division's Cognex-Registered Trademark- for the treatment of Alzheimer's disease and Somerset Pharmaceuticals' Eldepryl-Registered Trademark- for Parkinson's disease to neurologists. More information about the company is available on its website: http://www.cocensys.com.

Novartis is a world leader in Life Sciences with its core businesses in Healthcare, Agribusiness and Nutrition. In 1996, Novartis achieved Group sales of 27.6 billion Swiss francs, of which 16.3 billion were in Healthcare,
7.6 billion in Agribusiness and 3.7 billion in Nutrition, and invested more than 3 billion Swiss francs on research and development. Headquartered in Basel, Switzerland, Novartis employs 90,000 people in more than 100 countries around the world.



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